Exhibit 99.1
LNB BANCORP ANNOUNCES RESULTS OF ANNUAL MEETING
LORAIN, Ohio — April 28, 2009 — LNB Bancorp, Inc (NASDAQ: LNBB) has announced that its shareholders have re-elected the following directors at its Annual Meeting of Shareholders held earlier today at its headquarters here:
•	J. Martin Erbaugh, president of JM Erbaugh Co.;

•	Lee C. Howley, president of Howley Bread Group Ltd.;

•	Daniel E. Klimas, president and chief executive officer of LNB Bancorp and Lorain National Bank;

•	Jeffrey F. Riddell, president and chief executive officer, Consumer Builders Supply Co.; and

•	John W. Schaeffer, M.D., president, North Ohio Heart Center, Inc.
LNB shareholders also gave advisory approval to LNB’s executive compensation program.
In addition, two shareholder proposals, one to declassify the Board of Directors and the other regarding share ownership guidelines for LNB’s president and CEO, both failed.
About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $1.1 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-banking locations and 28 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.